Securities Transaction Policy

Approved October 22, 2025

Exhibit 19

SS&C Technologies Holdings, Inc.

1

INDEX

Introduction	1
Who Is Covered by This Policy?	1
Policy Against Trading on the Basis of Material Non-Public Information	2
Certain Limited Exceptions for “Permitted Transactions”	3
Other Types of Transactions That Are Prohibited	3
Your Obligation to Certify Your Compliance With This Policy	4
Am I Still Bound by This Policy After My Employment With SS&C Terminates?	4
Directors, Executive Officers and Certain Other Designated Employees Are Prohibited From Trading in SS&C Securities During Blackout Periods	5
Directors, Executive Officers and Certain Other Designated Employees Must Pre-Clear All Transactions in SS&C Securities	6
Penalties for Violation of This Policy	7
Company Assistance and Education	7
Administration and Interpretation of This Policy	8

Securities Transaction Policy

October 2025

Introduction

You may have heard about restrictions on “insider trading.” In a nutshell, it is fraudulent and illegal to buy or sell securities (including stocks, bonds or options) of a company when you know of “inside information” – material non-public information – about that company. Securities laws and SS&C policy prohibit you from using, trading on or disclosing any inside information about SS&C or any other company that you may acquire during the course of your employment at SS&C.

You are prohibited from using, trading on or disclosing any inside information about SS&C or any other company that you may acquire during the course of your employment at SS&C.

In addition, certain types of trading activity are not appropriate for SS&C directors, executive officers or employees to engage in, or may subject SS&C to an unacceptable level of risk, and are therefore prohibited by this Policy.

YOU ARE RESPONSIBLE FOR COMPLYING WITH THIS POLICY AND APPLICABLE LAWS AND REGULATIONS RELATED TO TRADING IN SECURITIES. IN ADDITION TO STRICTLY COMPLYING WITH THIS POLICY, YOU SHOULD AVOID EVEN THE APPEARANCE OF IMPROPRIETY IN PURCHASING OR SELLING ANY SECURITIES, WHETHER THOSE TRANSACTIONS INVOLVE SS&C SECURITIES OR SECURITIES OF OTHER COMPANIES.

Who Is Covered by This Policy?

This Policy applies to each director, executive officer and employee of SS&C and its world-wide subsidiaries and affiliates, and, except as noted in this section, to his or her spouse, domestic partner and minor children (even if financially independent), to any person who lives in his or her household, to anyone to whom he or she provides significant financial support, to any corporation, partnership, trust or other entity controlled by any of the foregoing persons or entities, and to other people who gain access to material non-public information (such director, executive officer or employee, together with each other person or entity described above, a “Covered Person”).

As used in this Policy, “directors” means members of the board of directors of SS&C Technologies Holdings, Inc. whose shares are publicly traded on the Nasdaq stock exchange, and “executive officers” means officers of SS&C who are subject to Section 16 of the Securities Exchange Act of 1934.

This Policy covers all directors, executive officers and employees of SS&C and its world-wide subsidiaries and affiliates.

This Policy also applies to any account over which Covered Persons have or share the power, directly or indirectly, to make investment decisions (whether or not such Covered Persons have a financial interest in the account); and those accounts established or maintained by such Covered Persons with their consent or knowledge and in which such Covered Persons have a direct or indirect financial interest.

The General Counsel (or in the case of a request by the General Counsel, the Chief Financial Officer) has the discretion, on request, to exclude any person or entity from a director’s, executive officer’s or employee’s group of Covered Persons if in the sole discretion of the General Counsel it is not necessary to treat such person or entity as a Covered Person in order to satisfy the objectives of this Policy. Any such exclusion will

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be made in writing, signed by the General Counsel, and may be subject to such limitations or conditions as the General Counsel may specify.
You are responsible for ensuring compliance with this Policy by your Covered Persons.

Policy Against Trading on the Basis of Material Non-Public Information

Trading on the basis of material non-public information is fraudulent and illegal under the federal securities laws of the United States and under the laws of many other jurisdictions and is contrary to SS&C policy.

▪ When Is Information “Material”? Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Material information can be favorable or unfavorable. Information that could cause the price of a security to change is usually material. Material information may include, for example, information about revenues or earnings, information about future business plans, information about customer contracts, information about potential acquisitions or dispositions or information about a client’s trading activities. These examples of material information are non-exhaustive. You should also treat any information you learn about another company in the course of your employment as potentially being “material.” Moreover, if it is unclear whether non-public information is material, then it should be treated as if it is material.

You may not purchase or sell SS&C securities or securities of another company if you know of material non-public information relating to SS&C or such other company.

▪ When Is Information “Non-Public”? Information is “non-public” until (a) it has been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis, and (b) the investing public has had time to absorb the information. For example, information found in a report filed with the Securities and Exchange Commission (“SEC”) or appearing in Bloomberg, Dow Jones, Reuters, the Wall Street Journal or other publications of general circulation would be considered “public.” If it is unclear whether material information has been sufficiently publicized, then it should be treated as if it is non-public information.

Except with respect to Permitted Transactions (as defined below), no Covered Person may:

▪ purchase, sell or donate any SS&C securities while he or she knows of any material non-public information about SS&C, or recommend to (or “tip”) another person to do so;

▪ disclose to (or “tip”) any other person any material non-public information about SS&C, except to persons within SS&C whose positions require them to know it;

▪ purchase, sell or donate any securities of another company while he or she knows of any material non-public information about that company, or which could materially impact that company, which he or she learned in the course of his or her service as a director, executive officer or

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employee of SS&C, or recommend to (or “tip”) another person to do so; or

▪ disclose to (or “tip”) any other person any material non-public information about another company, or which could materially impact another company, which he or she learned in the course of his or her service as a director, executive officer or employee of SS&C, except to persons within SS&C whose positions require them to know it.

Any Covered Person who possesses material non-public information as described above should wait until after two full trading days after the information has been publicly released before trading.

Certain Limited Exceptions for “Permitted Transactions”

The prohibitions set forth above do not apply to the following (each, a “Permitted Transaction”):

▪ for SS&C stock options or equity awards that would otherwise expire, exercises of such options and awards and the surrender of shares to SS&C in payment of the exercise price or in satisfaction of any tax withholding obligations (in each case in a manner permitted by the applicable equity award agreement); provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the director, executive officer or employee knows of material non-public information or during a Blackout Period (as defined below);

Examples of “Material” information include information about revenues or earnings, information about potential acquisitions or information about a client’s trading activities.

▪ bona fide gifts, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the director, executive officer or employee knows of material non-public information or during a Blackout Period; and

▪ purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “Trading Plan”) which is adopted and operated in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”); provided such Trading Plan: (1) is in writing; (2) was submitted to and approved by the General Counsel prior to its adoption; and (3) was not adopted while the director, executive officer or employee knew of material non-public information or during a Blackout Period.

Other Types of Transactions That Are Prohibited

Certain types of trading activity are not appropriate for Covered Persons to engage in, or may subject SS&C to an unacceptable level of risk, and are therefore prohibited by this Policy. These include:

You may not trade on client data, e.g. by “front running” foreseeable client trades or replicating

▪ Pledges. No Covered Person may purchase SS&C securities on margin, hold SS&C securities in a margin account, or pledge SS&C securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge SS&C securities as collateral for a loan and

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clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Covered Person who wishes to pledge SS&C securities as collateral for a loan must submit a request for approval to the Chief Financial Officer or the General Counsel.

▪ Short Sales and Derivative Transactions. No Covered Person may engage in any of the following types of transactions:

client trading strategies.

• short sales of SS&C securities, including short sales “against the box”; or purchases or sales of puts, calls or other derivatives that are designed to hedge or speculate on any change in the market value of SS&C’s securities.

▪ Conflict With Client Interests. No Covered Person may trade in a manner which is contrary to the interest of a current or prospective SS&C client, for example:

• trading ahead of the execution or foreseeable execution of a transaction by any client or prospective client of SS&C, or any fund managed by any client or prospective client of SS&C (sometimes referred to as “front running”), or trading in a manner that replicates or is materially similar to the strategies and/or transactions pursued, or reasonably expected to be pursued, by any client or prospective client of SS&C or any fund managed by any client or prospective client of SS&C.

▪ Market Abuse. No Covered Person may engage in any form of behavior likely to cause market abuse, such as disseminating misleading information in relation to a security or distorting the market for a security.

Your Obligation to Certify Your Compliance With This Policy

SS&C is responsible for having reasonable procedures in place to ensure compliance with this Policy. For this reason, each director, executive officer and employee is required to submit an annual statement certifying that the director, executive officer or employee: (i) has received and read this Policy; (ii) agrees to abide (and to cause his or her Covered Persons to abide) by this Policy; and (iii) has complied with all of the requirements of this Policy.

You must annually certify compliance with this Policy.

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Am I Still Bound by This Policy After My Employment With SS&C Terminates?

If you cease to be a director, executive officer or employee of SS&C at a time during a Blackout Period or when you know of material non-public information about SS&C (or about another company learned in the course of your service as a director, executive officer or employee of SS&C), the prohibitions on trading activities with respect to SS&C securities (or such other company’s securities, if applicable) continue to apply to you and your Covered Persons until the expiration of the relevant Blackout Period (unless you request an exception from the General Counsel and one is granted after consideration of the relevant facts and circumstances).

You remain bound by this Policy even after your employment terminates.

After that, you and your Covered Persons may only engage in transactions involving SS&C securities (or such other company’s securities, if applicable) if you no longer have material non-public information about SS&C (or such other company, if applicable), and you should consult your personal legal advisor to assist in this determination.

In addition, the prohibitions against trading ahead of the execution or foreseeable execution of a transaction by any client or prospective client of SS&C, or any fund managed by any client or prospective client of SS&C, and the prohibitions against trading in a manner that replicates or is materially similar to the strategies and/or transactions pursued, or reasonably expected to be pursued, by any client or prospective client of SS&C or any fund managed by any client or prospective client of SS&C, continue to apply to you if you know of such executions, strategies or transactions at the time you cease to be a director, executive officer or employee of SS&C.

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Directors, Executive Officers and Certain Other Employees Are Prohibited From Trading in SS&C Securities During Blackout Periods

During certain periods of the calendar year and during other periods as determined by SS&C, mandatory restrictions on trading in SS&C securities apply to (a) all directors and executive officers (each as defined above) of SS&C and employees who report directly to an executive officer (“executive officer direct reports”), and (b) other employees who are engaged in the preparation of or otherwise possess nonpublic information regarding SS&C’s financial forecasting, earnings reports or financial statements or who are engaged in or otherwise possess nonpublic information regarding SS&C’s strategic activities (“Restricted Employees”).

From time to time, the Board of Directors, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the General Counsel may designate additional employees (the “Additional Restricted Employees”) who are subject to such mandatory trading restrictions.

You will be notified in writing by the General Counsel if you are designated as a Restricted Employee or an Additional Restricted Employee. The list of Restricted Employees and Additional Restricted Employees will be maintained by the General Counsel. The General Counsel may remove a person from the list of Restricted Employees and Additional Restricted Employees by giving written notice to such person. If such designation is rescinded during a Pre-Earnings Blackout Period (as defined below), the removal will be effective at the earliest to occur of the end of the then-current Pre-Earnings Blackout Period or other applicable Blackout Period.

Directors, executive officers, executive officer direct reports, Restricted Employees and Additional Restricted Employees, and their respective Covered Persons, are collectively referred to as “Blackout Restricted Persons”.

The periods during which such mandatory trading restrictions apply are referred to as “trading blackouts” or “Blackout Periods”. There are two basic types of Blackout Periods:

Blackout Restricted Persons may not trade in SS&C securities during Blackout Periods.

▪ Pre-Earnings Blackout Periods. A “pre-earnings” Blackout Period is the period beginning at 12:01 A.M. Eastern (U.S.) time on the day that is seven (7) calendar days prior to the last day of each fiscal quarter (i.e., beginning at 12:01 A.M. Eastern (U.S.) time on March 24 for the quarter ending March 31, June 23 for the quarter ending June 30, September 23 for the quarter ending September 30, and December 24 for the quarter ending December 31) and ending upon the completion of the second full trading day (Eastern (U.S.) time) after the public announcement of earnings for such quarter. Unless qualifying as a Permitted Transaction, a Blackout Restricted Person may not purchase, sell or donate any SS&C securities during any pre-earnings Blackout Period. Pre-earnings Blackout Periods arise automatically and without further action or notice by SS&C.

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▪ Transactional Blackout Periods. A “transactional” Blackout Period is a trading blackout that is imposed by SS&C for a particular situation on a select group of individuals (likely including directors and executive officers, among others) in connection with significant events or developments involving SS&C, such as the planned acquisition by SS&C of another company, or during a pension plan blackout period affecting SS&C employees. If a transactional Blackout Period is imposed, no Covered Person subject to the transactional Blackout Period may purchase, sell or donate any SS&C securities (or securities of any other company if so provided in the transactional Blackout Period notice) or inform anyone else that a transactional Blackout Period is in effect, although Permitted Transactions may be executed unless otherwise provided in the transactional Blackout Period notice. If a transactional Blackout Period to which you are subject is declared, you will be notified when the Blackout Period begins and when it ends. The General Counsel, in consultation with the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer, may suspend a transactional Blackout Period at any time he or she determines that the reason for the Blackout Period no longer exist.

Directors, Executive Officers and Certain Other Designated Employees Must Pre-Clear All Transactions in SS&C Securities

Because of the nature of their positions with SS&C and special SEC rules for reporting their trading in SS&C securities, all directors and executive officers (each as defined above) of SS&C are required to pre-clear with the Chief Financial Officer or the General Counsel all of their and their Covered Persons’ transactions in SS&C securities. From time to time, the Board of Directors, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the General Counsel may designate additional employees (the “Designated Employees”) who are subject to this pre-clearance requirement. Directors, executive officers and Designated Employees, and their respective Covered Persons, are collectively referred to as “Pre-Clearance Persons”.

All directors and executive officers are required to pre-clear all of their (and their Covered Persons’) trades in SS&C securities with the Chief Financial Officer or the General Counsel.

▪ Pre-Transaction Clearance. No Pre-Clearance Person may purchase, sell or donate any SS&C securities, other than in a Permitted Transaction unless such person pre-clears the transaction with either the Chief Financial Officer or the General Counsel as follows:

• A request for pre-clearance shall be made in accordance with the procedures established by the General Counsel. The Chief Financial Officer and the General Counsel shall have sole discretion to decide whether to clear any contemplated transaction. The General Counsel shall handle pre-clearance requests from the Chief Financial Officer and his or her Covered Persons, and the Chief Financial Officer shall handle pre-clearance requests from the General Counsel and his or her Covered Persons.

• All trades that are pre-cleared must be fully executed within five business days of receipt of clearance unless a specific

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exception has been granted by, or a shorter deadline is specified by, the Chief Financial Officer or the General Counsel.

• The receipt of clearance does not entail a determination by the Chief Financial Officer or the General Counsel that you do not have material non-public information. If you believe you may know of such information you are urged to bring it to the attention of the Chief Financial Officer or the General Counsel.

• Notwithstanding receipt of clearance, if the Pre-Clearance Person comes to know of material non-public information or becomes subject to a Blackout Period before the transaction is executed, the transaction may not be completed.

▪ Post-Transaction Notice. Each Pre-Clearance Person who is subject to reporting obligations under Section 16 of the Exchange Act must notify the General Counsel (or his or her designee) of all transactions in SS&C securities within one business day after the transaction. Such notification must be in writing (including by e-mail) and should include the identity of the Pre-Clearance Person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

• A purchase, sale or other acquisition or disposition is deemed to occur at the time the person becomes contractually committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

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Penalties for Violation of This Policy

Violation of this Policy may result in disciplinary action against the individual by SS&C, including termination of employment.	SS&C will take reasonable steps to train you on this Policy.

Company Assistance and Education

▪ Education. SS&C shall take reasonable steps designed to ensure that all directors, executive officers and employees are educated about, and periodically reminded of, the securities law restrictions and SS&C policies regarding insider trading.

▪ Assistance. SS&C shall provide reasonable assistance to all directors and executive officers, as requested by such directors and executive officers, in connection with the filing of any Form 144 and Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with each individual director and executive officer.

▪ Limitation on Liability. None of SS&C, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the General Counsel or SS&C’s other employees will have any liability for or with respect to the review and/or approval of a Trading Plan, a request for pre-clearance or a request to allow a pledge. Notwithstanding any approval of a Trading Plan or pre-clearance request, none of SS&C, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer,

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the General Counsel or SS&C’s other employees assumes any liability for the legality or consequences of such Trading Plan or transaction to the person adopting such Trading Plan or engaging in any such transaction, or to any other person in connection therewith.

Administration and Interpretation of This Policy

▪ Administration by General Counsel.  The General Counsel is responsible for the day-to-day administration of this Policy. If you have any questions concerning the interpretation of this Policy, you should direct your questions to the General Counsel.

▪ Amendment and Interpretation of this Policy. SS&C reserves the right to amend and interpret the Policy from time to time. The General Counsel is authorized, in consultation with the Chief Financial Officer, to approve and implement such amendments and addenda to this Policy they deem necessary and appropriate to comply with the laws, rules, regulations and industry guidelines of any jurisdiction in which SS&C or its affiliates conducts business.

If you have questions regarding this Policy, contact the General Counsel.

The Policy replaces and supersedes all prior securities trading policies of SS&C.

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